Exhibit 99.1

Contact: Glenn Mahone, Aerojet Rocketdyne, 202-302-9941

Glenn.Mahone@Rocket.com

Lynn Machon, Aerojet Rocketdyne, 916-355-3587

Lynn.Machon@Rocket.com

News Release

Aerojet Rocketdyne Holdings, Inc. Welcomes New Chief Financial Officer

SACRAMENTO, Calif., Oct. 25, 2016 (GLOBE NEWSWIRE) -- Aerojet Rocketdyne Holdings, Inc. (NYSE:AJRD) today announced that Paul R. Lundstrom will join the company as vice president of Finance and chief financial officer (CFO) on Nov. 7, 2016. Lundstrom will report directly to CEO and President Eileen Drake and will be based out of the corporate headquarters in El Segundo, California.

Lundstrom, 41, previously spent 19 years with United Technologies Corporation (UTC), most recently serving as vice president of Investor Relations. In prior positions with UTC, Lundstrom was vice president of finance and CFO for the Building & Industrial Systems and Climate, Controls & Security businesses in Asia. He also served as vice president of finance and CFO for Carrier’s commercial HVAC business in North America. Before moving to Carrier in 2006, Lundstrom served in a variety of finance leadership positions for UTC’s aerospace and defense business, Hamilton Sundstrand.

“Paul brings a wealth of expertise in corporate finance and a strong track record of driving profitable growth,” said Aerojet Rocketdyne CEO and President Eileen Drake. “With his in-depth knowledge and extensive experience in financial planning, investor relations, and government and financial accounting, along with a proven focus on delivering value for shareholders, Paul will be a significant asset to our company.”

Lundstrom holds a Bachelor of Science from Truman State University, a Master of Business Administration from Columbia University, and is a Certified Public Accountant. Lundstrom succeeds Kathy Redd, who will be leaving next spring after 14 years with the company.

“I want to thank Kathy for her leadership and significant contributions to Aerojet Rocketdyne,” said Drake. “She has helped to steward our company through many transformative milestones, including the acquisition and integration of Pratt & Whitney Rocketdyne.  I look forward to Kathy and Paul working together to ensure a smooth transition for our company, and our shareholders.” According to Drake, Redd will remain with Aerojet Rocketdyne through the filing of the company’s 2016 Annual Report.

Aerojet Rocketdyne Holdings, Inc. is an innovative company delivering solutions that create value for its customers in the aerospace and defense markets. The company is a world-recognized aerospace and defense leader that provides propulsion and energetics to the space, missile defense and strategic systems, tactical systems and armaments areas, in support of domestic and international markets. Additional information about Aerojet Rocketdyne can be obtained by visiting our websites at www.AerojetRocketdyne.com and www.Rocket.com.

Paul Lundstrom joins Aerojet Rocketdyne as vice president of Finance and chief financial officer on Nov. 7, 2016.